EXHIBIT 99.1

We Make Mobile Computing Easier
www.mobilityelectronics.com

For Immediate Release

CONTACTS:	Tony Rossi	Charlie Mollo
	FRB | Weber Shandwick	Mobility Electronics
	310-407-6563	480-596-0061, ext. 153
	trossi@webershandwick.com	cmollo@mobl.com

MOBILITY ELECTRONICS REPORTS 76%
INCREASE IN THIRD QUARTER YEAR-OVER-YEAR REVENUES

HIGHLIGHTS

•	Revenues increase to $13.1 million from $7.4 million in Q3 2002

•	Net loss reduced to $0.02 per share; net income expected in Q4

•	117,000 units of Juice™ shipped in third quarter, up 42% over Q2; over 250,000 Juice and new iGo® ice90 units on order or committed

•	Juice now available in 7,000 retail locations

•	Major strategic alliance signed with RadioShack

•	Successful launch of domestic power adapter program with Kensington

SCOTTSDALE, Ariz., October 22, 2003 — Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable computing solutions for the mobile computer user, today reported financial results for the third quarter ended September 30, 2003. Revenue was $13.1 million in the third quarter of 2003, an increase of 76% over revenue of $7.4 million in the third quarter of 2002.

Net loss for the third quarter of 2003 was $406,000, or ($0.02) per diluted share, compared with a net loss of $4.5 million, or ($0.26) per diluted share, in the same period of the prior year.

Consistent with the Company’s guidance, Mobility also achieved positive earnings before interest, taxes, depreciation and amortization (EBITDA) for the first time in its history. In the third quarter of 2003, EBITDA was $68,000, which compares with an EBITDA loss of $4.3 million in the same period of the previous year.

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Mobility Electronics Reports 76% Increase in Third Quarter Year-Over-Year Revenues

“We are very pleased to announce the achievement of another key milestone with our first positive EBITDA quarter, while also achieving numerous strategic goals that we believe will facilitate our continued strong growth,” said Charlie Mollo, President and Chief Executive Officer of Mobility Electronics. “We continue to see strong demand for Juice, our new all-in-one power adapter, which resulted in 42% sequential quarter revenue growth for this product. This strong growth helped to offset a revenue shortfall in our handheld hardware product line due to what we believe is a short-term transitional reduction in order volume by our major customer for this product line, who has made a shift in policy to reduce inventories both in their warehouse and in their distribution channels. Despite sales being approximately $2.9 million lower in the handheld hardware product line than in the previous quarter, we were still able to achieve positive EBITDA due to strong sales in our power product line, continued improvement in our gross margin, and maintaining diligent expense control.”

Third Quarter Highlights

RadioShack Partnership

Mobility expanded its relationship with RadioShack, its largest customer in the power area, in Q3 by signing a major new long-term strategic agreement. Pursuant to this new partnership, Mobility and Radio Shack will jointly develop and market power products for a broad range of consumer electronic products, including computers, wireless phones, and other handheld devices such as personal digital assistants (PDAs), digital cameras, CD players, and mp3 devices. This strategic alliance will accelerate Mobility’s entrance into the power adapter market for wireless phones and other portable electronic devices, a market which the Company believes to be significantly larger than the estimated 19 million unit notebook power adapter market that Mobility currently addresses.

As part of the strategic alliance, Mobility will develop products exclusively for RadioShack including low-power adapters such as cigarette lighter adapters (CLAs), low-power mobile AC power adapters, and a combination AC/DC power adapter called “SquirtTM.” These products will be based on Mobility’s patented “smart tip” and combination AC/DC technology that enables a single power adapter to be utilized for a variety of consumer electronic products.

“The signing of our partnership with RadioShack is a pivotal event in our company’s history,” said Mr. Mollo. “With the introduction of Juice, Mobility Electronics set a new standard for notebook computer power adapters. As a result of the strategic alliance with RadioShack and our planned product introductions, we will extend our innovative technology to a much larger market – the wireless phone power adapter market, as well as the emerging power adapter market for other electronic devices.”

Launch of Kensington Power Adapter Program

Kensington successfully launched its U.S. distribution program for Mobility’s power products in the third quarter, and has already become one of the Company’s top four customers in the power area. During the third quarter, Kensington made great progress on all distribution channels as it signed up the following customers:

•	major retailers including CompUSA, Circuit City, Good Guys, J&R, and Fry’s;

•	major corporate catalogers including United Stationers, S. P. Richards, Corporate Express, Boise Cascade, Office Depot Business Services Group, and Staples information processing group;

•	major distributors including Ingram Micro, Tech Data, D&H, and Synnex; and

•	major mobile specialty catalogers including CDW and Insight.

Mobility Electronics Reports 76% Increase in Third Quarter Year-Over-Year Revenues

As a result, Mobility products will appear in numerous new U.S. catalogs and be rolled out in many new retail locations in the fourth quarter of 2003 and the first quarter of 2004.

During the third quarter, Kensington also prepared for its planned fourth quarter launch in Europe, which will be followed shortly thereafter by entry into additional worldwide markets such as Asia and Australia.

Product Area Highlights

The following are the notable third quarter highlights in each product area:

Power Products

•	Sales of the Juice product grew 42%, driving the power product category to represent 62% of overall company sales in the quarter.

•	117,000 units of Juice were shipped to a broad range of OEM, distribution, and retail customers.

•	Sell-through for Juice continues to grow and re-orders have been received from numerous customers, including RadioShack, Kensington, Apple, Ingram Micro, and others.

•	The number of retail locations carrying Juice increased to 7,000, up from approximately 5,000 at the end of the second quarter of 2003.

•	The current Juice and new iGo ice[90] backlog and commitments for future quarters exceeds 250,000 units, over 90,000 of which are expected to ship in the remainder of 2003.

•	Development of a unique version of Juice was completed for a major computer OEM that is expected to launch in Q4.

Enhancement Products for Handheld Computing, PDA and Mobile Phone Devices

•	Due to what the Company believes is a short-term reduction in order volume by a major customer, handheld hardware product sales declined 76% from the previous quarter, and represented about 7% of overall company sales in the quarter.

•	Important additional agreements were signed with two major smart phone manufacturers — Sony Ericsson and Palm One — to bundle the Company’s QuickofficeTM software with new smartphones, bringing the number of smartphone bundle agreements now completed by the Company to a total of seven.

Expansion and Docking Products

•	Expansion and docking products represented 11% of revenue in the quarter.

•	The Company received two significant new patents on its Split Bridge® technology, which it believes will lead to additional licensing opportunities in the future. In addition, a new license agreement was signed to provide a docking solution for a new ultra light portable computer.

Financial Highlights

Gross margin was 36.9% in the third quarter of 2003, compared to 22.5% in the third quarter of 2002 and 35.3% in the second quarter of 2003. Increased sales of power products, which are generally higher margin products, and increased production volumes contributed to the year-over-year improvement in gross margin.

Total operating expenses in the third quarter of 2003 were $5.2 million, or 40% of revenue, compared to $6.4 million, or 86% of revenue, in the third quarter of 2002 and compared to $6.0 million, or 46% of revenue, in the second quarter of 2003. The decrease in operating expenses in the third quarter from the second quarter of 2003 is primarily the result of a decrease in legal expenses as a result of the settlement of the Company’s power technology patent litigation.

The Company’s net working capital improved to $21.7 million in the third quarter of 2003 from $6.6 million in the second quarter of 2003. The improvement was primarily the result of a $15 million private placement the Company completed during the third quarter. The transaction resulted in the issuance of 2.4 million new shares of the Company’s common stock.

Product Development

Mobility Electronics Reports 76% Increase in Third Quarter Year-Over-Year Revenues

Mobility expanded its power product line with the introduction of two new products:

•	iGo® ice90 AC power adapter, a 90-watt power adapter specifically designed to meet the power requirements of higher-power notebook computers.

•	A next generation version of the iGo Peripheral Powering System (PPS), an accessory for Juice that enables the power adapter to be utilized on multiple mobile devices simultaneously. The new PPS provides more power than the previous version – which enables it to power electronic devices more rapidly – and also utilizes an interchangeable tip system that eliminates the need to buy a different PPS cord for each electronic device.

“We believe we have a strong pipeline of products in development that utilize our innovative technology – the ability to utilize a single power adapter for multiple electronic devices,” said Mr. Mollo. “We intend to provide consumers with a wide range of base power adapters – from simple power sources for wireless phones to robust power solutions for more sophisticated electronic devices – that all feature the ability to be utilized on multiple electronic devices.

“We believe that Juice, ice90, PPS and our planned product introductions will drive a fundamental shift in the way power adapters are purchased and utilized. In many cases, our multi-purpose adapters will sell for essentially the same price as conventional single-device adapters, and we believe they will become the default choice for most consumers who will now only need one base adapter to power all of their electronic devices. By using our unique power adapters and associated ‘smart tips,’ consumers will be able to save money and eliminate the extra weight and jumbled power cords that were previously required,” said Mr. Mollo.

Outlook

In the fourth quarter of 2003, Mobility expects earnings per share to range between $0.00 and $0.01 on revenues of approximately $15 million. Operating expenses are expected to trend higher in the fourth quarter of 2003 in order to support product development for new customer programs, particularly with RadioShack and Kensington.

Key future milestones include:

•	European launch of Kensington-branded version of Juice in the fourth quarter of 2003.

•	Domestic launch of Fellowes-branded version of Juice in the fourth quarter of 2003.

•	Mobility’s launch of new lower power combination AC/DC power adapter in first half of 2004.

•	First Mobility-designed low-power adapters introduced in RadioShack stores in the second and third quarters of 2004.

For 2004, the Company anticipates a minimum of 50% revenue growth and progressive increases in net income. For purposes of projecting Mobility’s future financial results, the Company also offers the following guidance with respect to its expectations for its business model:

1.	The Company expects continued growth in its computer power adapter area (e.g. Juice, ice[90], PPS2, etc.) with gross margins that are consistent with recent performance.

2.	The Company expects an average revenue contribution of a few dollars per unit — depending on product mix and the number of “smart tips” sold with each power adapter — on RadioShack’s low-power electronic power adapter offerings (e.g. CLAs, Squirt, etc.). This revenue will reflect a 100% gross margin as, due to our manufacturing arrangement for these products with RadioShack, we will only recognize the difference between product cost and selling price as revenue.

3.	The Company expects to generate incremental sales growth from new products in the mobile electronic device area, including PPS2 and a lower power combination AC/DC power adapter (expected to be launched in Q1/Q2 04), with gross margins that are somewhat lower than the Juice power adapter.

4.	The Company expects a return to historical sales levels in the handheld hardware product area in early 2004, followed by steady growth. Gross margins are expected to continue at historical rates.

5.	The Company expects steady growth in the expansion, docking and handheld software areas, with gross margins that are consistent with recent historical performance.

Over the long-term, the Company believes it can achieve a pre-tax profit margin of 13%-15%.

Mobility Electronics Reports 76% Increase in Third Quarter Year-Over-Year Revenues

“With the new products we have developed and the strategic partnerships formed with RadioShack, Kensington and Fellowes, we believe we have significant growth opportunities available to us,” said Mr. Mollo. “Together with our retail, OEM, and distribution partners, we are introducing what we believe is an entirely new standard for power adapters. We believe it may take some time for the market to fully understand the convenience, benefits and value proposition that we believe these innovative products offer. Over the long term, however, we believe we are well positioned to become the leading provider of this new category of products.

“In the past quarter, we addressed two important needs of the Company by improving our financial position through a $15 million private placement and also strengthening our intellectual property position with respect to our innovative power adapter technology. We believe we now have the balance sheet strength to effectively pursue our growth opportunities, and the patent protection and technologies to create meaningful barriers to entry for potential competition. We are very excited about the progress we have made in executing on our business plan, and we believe we are positioned to generate increased value for our stockholders in the future,” said Mr. Mollo.

About Mobility Electronics, Inc.

Mobility Electronics, Inc., based in Scottsdale, Ariz., is a leader in the mobile computing industry, designing, developing and marketing products that allow users to get more from their mobile computing devices. The company’s innovative solutions include power devices, software and accessories for handheld and notebook computers, as well as docking stations, connectivity, expansion and video products for portable computers.

Mobility Electronics’ brands include both the iGo and MagmaTM product lines. iGo’s flagship products include the industry’s only combination AC/DC power adapter, Juice as well as first-to-market handheld software and accessory products such as Quickoffice and Pitch™. The company’s Magma line of expansion products enables PCI expansion solutions for desktop and mobile computing users.

Mobility Electronics products are available directly via the company’s award-winning website (www.igo.com) as well as through the company’s global distribution base of leading resellers, retailers and OEM partners. For additional information on Mobility Electronics’ products and services, call 480-596-0061, or visit its Web site at www.mobilityelectronics.com.

iGo is a registered trademark and Juice, Quickoffice, Pitch, MAGMA and Squirt are trademarks of Mobility Electronics, Inc. All other registered and unregistered trademarks are the property of their respective owners.

Mobility Electronics Reports 76% Increase in Third Quarter Year-Over-Year Revenues

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include our expectations regarding our future growth, the growth of the power adapter market and the other markets that we serve, the demand for, and expected sales of, our products, including Juice and handheld hardware products, future licensing opportunities, anticipated product development projects, the strength of our intellectual property, revenue projections and earnings estimates for the fourth quarter of 2003 and fiscal year 2004, and the anticipated profitability of our business. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the timing and success of new product introductions; product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the performance of suppliers and subcontractors; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

Mobility Electronics Reports 76% Increase in Third Quarter Year-Over-Year Revenues

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

Net revenue	$13,094	$7,431	$38,184	$21,036
Gross profit	4,832	1,671	13,651	5,051
Selling, engineering and administrative expenses	5,208	6,351	16,566	15,358
Other income (expense), net	(30)	192	2	514

Net loss before cumulative effect of change in accounting principle	(406)	(4,488)	(2,913)	(9,793)
Cumulative effect of change in accounting principle	—	—	—	(5,627)

Net loss	(406)	(4,488)	(2,913)	(15,420)
Beneficial conversion costs of preferred stock	—	—	(445)	—
Preferred stock dividend	—	—	(20)	—

Net loss attributable to common stockholders	$(406)	$(4,488)	$(3,378)	$(15,420)

Net loss per share:
Net loss per share before cumulative effect of change in accounting principle	$(0.02)	$(0.26)	$(0.15)	$(0.61)
Cumulative effect of change in accounting principle	—	—	—	(0.35)

Basic and diluted	$(0.02)	$(0.26)	$(0.15)	$(0.96)

Weighted avg common shares outstanding:
Basic and diluted	24,709	17,159	22,143	16,125

SELECTED OTHER DATA
Reconciliation of non-GAAP Financial Measure — net loss attributable to common stockholders to EBITDA, less certain other non-cash charges:
Net loss attributable to common stockholders	$(406)	$(4,488)	$(3,378)	$(15,420)
Other income, net	30	(192)	(2)	(514)
Depreciation and amortization	444	354	1,451	1,180
Cumulative effect of change in accounting principle	—	—	—	5,627
Beneficial conversion costs of preferred stock	—	—	445	—
Preferred stock dividend	—	—	20	—

EBITDA, less certain other non-cash charges	$68	$(4,326)	$(1,464)	$(9,127)

This information is being provided because management believes it is a key metric to the investment community and assists in the understanding and analysis of period-to-period operating performance. EBITDA should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

Mobility Electronics Reports 76% Increase in Third Quarter Year-Over-Year Revenues

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)

	September 30,	December 31,
	2003	2002

	(unaudited)
ASSETS
Cash and cash equivalents	$11,513	$3,166
Accounts receivable, net	13,124	7,245
Inventories	8,700	4,414
Prepaid expenses and other current assets	249	176

Total current assets	33,586	15,001
Other assets, net	17,672	13,368

Total assets	$51,258	$28,369

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$11,885	$9,356
Long-term liabilities	—	1,385

Total liabilities	11,885	10,741
Total stockholders’ equity	39,373	17,628

Total liabilities and stockholders’ equity	$51,258	$28,369